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                        [Letterhead of Schiff Hardin & Waite]

                                                                     EXHIBIT 5.1
Robert J. Minkus
(312) 258-5584

                                 January 13, 1997


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549-1004

    RE:  AAR CORP. REGISTRATION STATEMENT ON FORM S-3

Ladies and Gentlemen:

         We are acting as counsel to AAR CORP., a Delaware corporation (the "Company"), in connection with the offering for sale by the Company of up to 2,300,000 authorized but unissued shares of Common Stock of the Company, $1.00 par value (the "Shares"), all as described in the Company's Registration Statement on Form S-3 submitted to the Securities and Exchange Commission on January 13, 1997. In that connection, we have examined such corporate records, certificates and other documents, and have made such other factual and legal investigations, as we have deemed necessary or appropriate to enable us to render the opinion contained herein.

         Based upon the foregoing, it is our opinion that the Shares have been duly and validly authorized and, when issued against payment therefor as contemplated in the Registration Statement, will be legally issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the caption "Legal Matters" in the Registration Statement.

                                       Very truly yours,

                                       SCHIFF HARDIN & WAITE



                                       By:  /s/ Robert J. Minkus
                                          ------------------------------------
                                            Robert J. Minkus